Exhibit 10.3

NOTE: The information designated by a bracketed asterisk [*] has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Agreement No. 99-0247

STANDARD EXCLUSIVE LICENSE AGREEMENT

This Agreement is made effective the 27th day of September, 1999, by and between Wisconsin Alumni Research Foundation (hereinafter called “WARF”), a nonstock, nonprofit Wisconsin corporation, and NimbleGen Systems LLC (hereinafter called “NimbleGen”), a limited liability company organized and existing under the laws of Wisconsin;

WHEREAS, WARF owns certain inventions that are described in the “Licensed Patents” defined below, and WARF is willing to grant a license to NimbleGen under any one or all of the Licensed Patents and NimbleGen desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1. Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2. Grant.

A. License.

WARF hereby grants to NimbleGen an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use and sell Products.

B. Sublicenses.

(i) NimbleGen may grant written, nonexclusive or limited term exclusive sublicenses to third parties during the period in which this license is exclusive. Any agreement granting a sublicense shall terminate with the termination of this Agreement and shall state that the sublicense is subject to the termination of this Agreement. NimbleGen shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of NimbleGen.

(ii) In respect to sublicenses granted by NimbleGen under this Section 2B, NimbleGen shall pay to WARF an amount equal to what NimbleGen would have been required to pay to WARF had NimbleGen sold the amount of Products sold by such sublicensee. In addition, if NimbleGen receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense, and such payments are not based directly upon the amount of value of Products sold by the sublicensee, then NimbleGen shall pay WARF twenty-five percent (25%) of such payments in the manner specified in Section 4E. NimbleGen shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement without the express prior written permission of WARF.

C. Inventions.

To the extent permitted by applicable law, NimbleGen hereby grants, and shall require its sublicensee(s) to grant, to WARF an option to obtain a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses, under any and all inventions hereafter made or acquired by NimbleGen (or its sublicensee(s)) to the extent any such inventions are Improvements, but only for research or educational purposes and not for any commercial purpose. “Improvements” shall mean any modification of an invention described in Licensed Patents which, if unlicensed, would infringe one or more claims of the Licensed Patents. NimbleGen shall provide WARF with a written, enabling disclosure of each such invention (such as a U.S. patent application), unambiguously identifying it as an invention governed by this paragraph, as soon as practicable but no later than six (6) months after the filing of a patent application thereon. If WARF does not exercise its option to receive a license thereunder within sixty (60) days of the date of the disclosure, its option under this paragraph shall be deemed terminated (but only with respect to the invention so disclosed).

Section 3. Development.

NimbleGen agrees to and warrants that: it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents; it will establish and actively and diligently pursue the development plan (see Appendix E) to the end that the inventions of the Licensed Patents will be utilized to provide Products for sale in the commercial market; and within one month following the end of each semi-annual period ending on June 30 and December 31 and until the Date of First Commercial Sale of Products, it will supply WARF with a written Development Report. All development activities and strategies and all aspects of Products design and decisions to market and the like are entirely at the discretion of NimbleGen, and NimbleGen shall rely entirely on its own expertise with respect thereto. WARF’s review of NimbleGen’s development plan is solely to verify the existence of NimbleGen’s commitment to development activity and to assure compliance with NimbleGen’s obligations to utilize the inventions of the Licensed Patents to commercialize Products for the marketplace, as set forth above.

Section 4. Consideration.

A. License Fee.

NimbleGen agrees to provide WARF with a ten percent (10%) share of the outstanding Equity Interests (as the term is defined in the Equity Agreement) in NimbleGen in accordance with the terms of the Equity Agreement.

B. Royalty.

In addition to the Section 4A License Fee, NimbleGen agrees to pay to WARF as “earned royalties” a royalty calculated as a percentage of the Selling Price of Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Product is actually sold and paid for, the date an invoice is sent by NimbleGen or its sublicensee(s), or the date a Product is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at the rate of [*] of the Selling Price of Products.

C. Minimum Royalty.

NimbleGen further agrees to pay to WARF a minimum royalty of $25,000 per calendar year or part thereof during which this Agreement is in effect starting in calendar year 2002, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the calendar quarter ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due WARF for any given calendar year.

D. Patent Fees and Costs.

(i) NimbleGen also agrees to reimburse WARF for all reasonable costs associated with filing, prosecuting and maintaining the Licensed Patents in the Licensed Territory. On or before                         ,             , NimbleGen shall provide WARF with a list of countries in which NimbleGen desires patent protection, and WARF shall file patent applications and pursue prosecution of patents in such countries as well as the patent applications listed in Appendix B. WARF reserves the right to file patent applications and to pursue prosecution of such patents in additional countries at its own expense. WARF will provide NimbleGen with an invoice of the costs associated with the Licensed Patents in the Licensed Territory annually beginning on August 31, 2001. NimbleGen shall reimburse WARF within thirty (30) days of the date of such invoice. NimbleGen shall pay all costs incurred in such patent prosecution through the date of termination of the Agreement regardless of whether NimbleGen actually succeeds in selling a Product.

(ii) WARF has the right to control the filing, prosecution and maintenance of the Licensed Patents with NimbleGen having the right to review and comment on such patent prosecution in the Licensed Territory. WARF agrees to furnish NimbleGen with copies of any documentation to be submitted in connection with the filing or prosecution of any of the Licensed Patents reasonably in advance of such submission so as to give sufficient time for review and to incorporate reasonable modifications in such documentation proposed by NimbleGen which are not materially adverse to WARF. WARF also agrees to promptly furnish NimbleGen with copies of any written communications received from the authorities handling such prosecutions. WARF will prosecute and validate all international, regional-phase and national patent applications it files, until WARF reasonably determines that the continued prosecution is unlikely to result in the issuance of a patent in the relevant region or country, or that continued maintenance of such patent applications, or any Licensed patent, is not merited. If WARF determines not to continue prosecution or maintenance of any patent, NimbleGen will have the right to do so at its expense, and WARF will give NimbleGen notice of such determination in reasonable time to permit NimbleGen to meet any deadline with respect to such prosecution or maintenance.

E. Accounting Payments.

(i) Amounts owing to WARF under Sections 2B or 4B shall be paid on a semi-annual basis, with such amounts due and received by WARF on or before the sixtieth day following the end of the semi-annual period ending June 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than sixty (60) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii) Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 16(a). All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation – Value of Foreign Currencies on the day preceding the payment.

(iii) A full accounting showing how any amounts owing to WARF under Section 2B and 4B have been calculated shall be submitted to WARF on the date of each such payment. Such accounting shall be on a per country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.

Section 5. Certain Warranties of WARF.

A. WARF warrants that except as otherwise provided under Section 14 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to NimbleGen in this Agreement. However, nothing in this Agreement shall be construed as:

(i) a warranty or representation by WARF as to the validity or scope of any of the Licensed Patents;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties; or

(iii) an obligation to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement.

B. WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY NIMBLEGEN, ITS SUBLICENSEES, OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

Section 6. Recordkeeping.

A. NimbleGen and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of NimbleGen’s and its sublicensee(s)’s accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products of their manufacture. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement. WARF shall initially have a right to review the three (3) years records prior to the date of audit and, if a material discrepancy is discovered in such records, to review the records of the three (3) years prior to the period audited for additional information or discrepancy.

B. NimbleGen and its sublicensee(s) shall take all steps necessary so that WARF may within sixty (60) days of its request review and copy all the books and records at a single U.S. location to verify the accuracy of NimbleGen’s and its sublicensee(s)’s accounting. Such review may be performed by any employee of WARF as well as by any attorney or registered CPA designated by WARF, upon reasonable notice and during regular business hours.

C. If a royalty payment deficiency is determined, NimbleGen and its sublicensee(s) shall pay the royalty deficiency outstanding within sixty (60) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4E(i).

D. If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for that year, then NimbleGen or its sublicensee(s) shall be responsible for paying WARF’s reasonable out-of-pocket expenses incurred with respect to such review.

Section 7. Term and Termination.

A. The term of this license shall begin on the effective date of this Agreement and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 2B and Section 4B, once begun, ceases for more than eight (8) calendar quarters.

B. NimbleGen may terminate this Agreement at any time by giving at least ninety (90) days’ written and unambiguous notice of such termination to WARF. Such a notice shall be accompanied by a statement of the reasons for termination.

C. WARF may terminate this Agreement by giving NimbleGen at least ninety (90) days’ written notice if the Date of First Commercial Sale does not occur on or before December 31, 2002.

D. WARF is required to conduct a certain level of due diligence to assess whether a licensee is a viable prospect for licensing and marketing products created with WARF owned patents. To that end, WARF customarily requires, prior to execution of a license agreement, a business plan satisfactory to WARF setting forth at least the following: three years of projections, a reasonable plan for bringing products to market, an analysis of the competition and barriers to entry into the marketplace and a summary of the talents of the people who will make up the organization. In this particular circumstance, it was not possible to obtain such a document prior to execution of the Agreement; however, WARF will require such a document. Therefore, WARF may terminate this Agreement by giving NimbleGen at least ninety (90) days’ written notice if NimbleGen does not provide WARF with a business plan as described in this Section 7D on or before December 31, 1999.

E. WARF may terminate this Agreement by giving NimbleGen at least ninety (90) days’ written notice if, after Robert J. Palay is no longer the principal executive officer (“CEO”) of NimbleGen, NimbleGen does not hire a Qualified CEO to serve as its CEO within six (6) months after the date Robert Palay ceases to be CEO. A Qualified CEO shall refer to and mean a person having at least 3 years of experience as either a Vice-President, President, Chief Executive Officer, or other high level executive, with management responsibility in a business having capital assets in excess of $2,000,000, and a revenue stream in excess of $5,000,000 per year.

F. WARF may terminate this Agreement by giving NimbleGen at least ninety (90) days’ written notice if NimbleGen does not have capitalization of $2,000,000 on or before December 31, 2001.

G. If NimbleGen at any time defaults in the timely payment of any monies due to WARF or the timely submission to WARF of any Development Report, fails to actively pursue the development plan, or commits any breach of any other covenant herein contained, and NimbleGen fails to remedy any such breach or default within ninety (90) days after written notice thereof by WARF, or if NimbleGen commits any act of bankruptcy, becomes insolvent, is unable to pay its debts as they become due, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within sixty (60) days, or offers any component of the Licensed Patents to its creditors, WARF may, at its option, terminate this Agreement by giving notice of termination to NimbleGen.

H. Upon the termination of this Agreement, NimbleGen and its sublicensee(s) shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

Section 8. Assignability.

This Agreement may not be transferred or assigned by NimbleGen except with the prior written consent of WARF, other than an assignment in connection with a transfer of all or substantially all of the assets of NimbleGen to a corporation owned at the time of the assignment, directly or indirectly, by the same persons or entities as own NimbleGen provided such ownership is in substantially the same proportions as their ownership interests in NimbleGen. In the event of such an assignment, such corporation shall become subject to all of the obligations of NimbleGen under this Agreement, and the references herein to NimbleGen shall be deemed to refer to such corporation.

Section 9. Content of Validity.

In the event NimbleGen or its sublicensee(s) contests the validity of any Licensed Patent, NimbleGen and its sublicensee(s) shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 10. Enforcement.

WARF intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement, when, in WARF’s sole judgment, such action may be reasonably necessary, proper, and justified. In the event that NimbleGen believe there is infringement of any Licensed Patent under this Agreement which is to NimbleGen’s substantial detriment, NimbleGen shall provide WARF with written notice that such infringement is occurring including reasonable evidence of the infringement. In the event that WARF does take action to abate the infringement, it shall do so at its own expense. Upon request by WARF, NimbleGen shall take action, join in an action, and otherwise provide WARF with such assistance and information as may be useful to WARF in connection with WARF’s taking such action (if the cause of action arose during the term of this Agreement and WARF reimburses NimbleGen for NimbleGen’s reasonable out-of-pocket expenses). Any recovery or damages for infringement derived through WARF taking such action shall be applied as follows: (a) first, to WARF to reimburse WARF for the expenses of the litigation, including reasonable attorneys’ fees and any expenses of NimbleGen which have been or are to be reimbursed by WARF, and (b) second, to NimbleGen to reimburse NimbleGen for its reasonable attorney’s fees, and the balance of any recovery or damages, except enhanced damages, shall be divided thirty percent (30%) to NimbleGen and seventy percent (70%) to WARF. If WARF does not take action to abate the infringement of the Licensed Patents within six (6) months of receiving the notice described above, NimbleGen may either reduce the royalty owed on sales of Products under Section 3C in the country where the infringement is occurring by fifty percent (50%) until such infringement is abated or NimbleGen may, with WARF’s written consent, bring an action to enforce the Licensed Patents. If NimbleGen chooses to bring an action against the infringer of the Licensed Patents, it shall do so at its own expense and NimbleGen shall be entitled to seventy percent (70%) of any recovery or damages after repayment of NimbleGen and WARF’s reasonable out-of-pocket expenses and WARF shall receive thirty percent (30%) of such net recovery or damages.

Section 11. Patent Marking.

NimbleGen and its sublicensee(s) shall insure that they apply patent markings that meet all requirements of U.S. law, 35 U.S.C. § 287, with respect to all Products subject to this Agreement.

Section 12. Product Liability; Conduct of Business.

A. NimbleGen shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use lease, consumption or advertisement of Products arising from any right or obligation of NimbleGen or any sublicensee hereunder. WARF at all times reserves the right to select and retain counsel of its own to defend WARF’s interests.

B. NimbleGen warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, NimbleGen will present evidence to WARF that the coverage is being maintained with WARF and its inventors listed as additional insureds. In addition, NimbleGen shall provide WARF with at least thirty (30) days’ prior written notice of any change in or cancellation of the insurance coverage.

Section 13. Use of Names.

NimbleGen and its sublicensee(s) shall not use WARF’s name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

Section 14. United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. § 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted to NimbleGen in this Agreement shall be subject to such right.

Section 15. Miscellaneous.

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Wisconsin without application of conflict of law principles. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties of this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

Section 16. Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a)	Wisconsin Alumni Research Foundation
Attn: Managing Director
614 Walnut Street
Madison, Wisconsin 53705

(b)	NimbleGen Systems LLC
c/o Kenneth C. Hunt
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202

Section 17. Integration.

This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgement, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

Section 18. Authority.

The persons signing on behalf of WARF and NimbleGen hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

WISCONSIN ALUMNI RESEARCH FOUNDATION

By:	/s/ Richard H. Leazer	Date: 9/29, 99
Richard H. Leazer, Managing Director

NIMBLEGEN SYSTEMS LLC

By:	/s/ Robert J. Palay	Date: Sept 27, 99

Name and Office: Robert J. Palay, Managing Member

Received by WARF’s Attorney:

/s/ Elizabeth L.R. Donley		Date: 9/27, 1999
Elizabeth L. R. Donley, Esq.

(WARF’s attorney shall not be deemed a signatory to this Agreement.)

WARF Ref: Cerrina-P98077US/WO

APPENDIX A

A. “Licensed Patents” shall refer to and mean those patents and patent applications listed on Appendix B attached hereto that are in countries in the Licensed Territory and any subsequent patent application owned by WARF in a country in the Licensed Territory but only to the extent it claims an invention claimed in a patent application listed on Appendix B.

B. “Products” shall refer to and mean any and all machines, apparatus or other products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

C. “Date of First Commercial Sale” shall mean the date when cumulative sales to the retail market of Products exceeds $200,000.

D. “Selling Price” shall mean [*]. The “Selling Price” for a Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoice price to the retail customer of that type of Product during the applicable calendar quarter. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by an government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by NimbleGen.

E. “Development Report” shall mean a written account of NimbleGen’s progress under the development plan having at least the information specified on Appendix D to this Agreement, and shall be sent to the address specified in Appendix D.

F. “Licensed Field” shall be limited to the field of machines, apparatus, or other products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

G. “Licensed Territory” shall be worldwide unless WARF files its own patent application(s) in countries outside those chosen and paid for by NimbleGen under Section 4D. In such case, those countries shall be excluded from the Licensed Territory hereunder.

H. “Equity Agreement” shall mean the Agreement entered into by WARF and NimbleGen of even date herewith containing terms and conditions under which the Units shall be issued to WARF as required by Section 4A.

APPENDIX B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	PATENT NUMBER	ISSUE DATE	APPLICATION SERIAL NUMBER

Method and Apparatus for Synthesis of Arrays of DNA Probes (Francesco Cerrina, Michael R. Sussman, Frederick R. Blattner, Sangeet Singh-Gasson, Roland D. Green)

P98077US	United States			09/253,460
P98077WO	PCT-All			US99/03807

Flow Cell Reaction Chamber for Maskless Imaging DNA Array Synthesizer (Sangeet Singh-Gasson, Yongjian Yue, Roland D. Green)

P99318US	United States

APPENDIX C

WARF ROYALTY REPORT

Licensee:	Agreement No.:
Inventor:	P#: P
Period Covered: From / /	Through: / /
Prepared By:	Date:
Approved By:	Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐	Single Product Line Report:
	☐	Multiproduct Summary Report. Page 1 of Pages
	☐	Product Line Detail. Line: Tradename: Page:
Report Currency:	☐	U.S. Dollars ☐ Other

Country	Gross Sales	Less Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:

Total Royalty:                     Conversion Rate:                     Royalty in U.S. Dollars: $

The following royalty forecast is non-binding and for WARF’s internal planning purposes only:

Royalty Forecast Under This Agreement:   Next Quarter:     Q2:     Q3:     Q4:

*	On a separate page, please indicate the reasons for returns or other adjustments if significant.

Also note any unusual occurrences that affected royalty amounts during this period.

To assist WARF’s forecasting, please comment on any significant expected trends in sales volume.

APPENDIX D

DEVELOPMENT REPORT

A.	Date development plan initiated and time period covered by this report.

B.	Development Report (4-8 paragraphs).

1.	Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.	Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.	Future Development Activities (4-8 paragraphs).

1.	Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.	Estimated total development time remaining before a product will be commercialized.

D.	Changes to initial development plan (2-4 paragraphs).

1.	Reasons for change.

2.	Variables that may cause additional changes.

E.	Items to be provided if applicable:

1.	Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2.	Development work being performed by third parties other than NimbleGen to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.	Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Wisconsin Alumni Research Foundation

Attn: Contract Coordinator

614 Walnut Street

P. O. Box 7365

Madison, WI 53707-7365

APPENDIX E

DEVELOPMENT PLAN

A development plan of the scope outline below shall be submitted to WARF by NimbleGen prior to the execution of this agreement. In general, the plan should provide WARF with a summary overview of the activities that NimbleGen believes are necessary to bring Products to the marketplace.

Estimated Start Date	Finish Date

I.	Development Program

A.	Development Activities to be Undertaken

(Please break activities into subunits with the date of completion in major milestones)

1.

2.

.

.

B.	Estimated Total Development Time

II.	Governmental Approval

A.	Types of submissions required

B.	Government agency e.g. FDA, EPA, etc.

III.	Proposed Market Approach

IV.	Competitive Information

A.	Potential Competitors

B.	Potential Competitive Devices/Compositions

C.	Known Competitor’s plans, developments, technical achievements

D.	Anticipated Date of Product Launch

Total Length: approximately 2-3 pages